EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Evolving Systems, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-112082 and 333-122476) and on Form S-8 (Nos. 333-144852, 333-141527, 333-103655, 333-89438, 333-61446, 333-82473, 333-60779, 333-116085 and 333-58285) of Evolving Systems, Inc. of our report dated March 14, 2007, with respect to the consolidated balance sheet of Evolving Systems, Inc. as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2006, which report appears in the December 31, 2007 annual report on Form 10-K of Evolving Systems, Inc.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ KPMG LLP

Denver, Colorado
March 13, 2008